Exhibit 10.90

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Tipperary Oil & Gas Corporation, a Texas corporation, whose principal business address is 633 17th Street, Suite 1550, Denver, Colorado 80202 (“Tipperary”) and Kerr-McGee Rocky Mountain Corporation, a Delaware corporation, whose principal business address is 1999 Broadway, Suite 3600, Denver, Colorado 80202 (“Kerr-McGee”), and is dated and effective as of November 27, 2002 (“Effective Date”).

RECITALS

A.    Tipperary is the current owner, as lessee, of approximately 130,000 net acres of oil and gas leasehold interests in its “ * Prospect” in * Counties, Colorado (more specifically described below).

B.    Tipperary also is the current owner, as lessee, of approximately 100,000 net acres of oil and gas leasehold interests in its “ * Prospect” in * Counties, Colorado (more specifically described below).

C.    The * Prospect and * Prospect are sometimes collectively referred to herein as the “Prospects”.

D.    Pursuant to the terms of this Agreement, Tipperary has agreed to sell, convey and assign to Kerr-McGee, and Kerr-McGee has agreed to purchase and acquire from Tipperary, 75% of Tipperary’s interest in the * Prospect and 80% of Tipperary’s interest in the * Prospect.

E.    The parties have agreed to commit their respective interests in the * and * Prospects to an Operating Agreement and to conduct certain exploration and drilling operations pursuant to the terms of this Agreement and the Operating Agreement.

Now therefore, in consideration of the terms of this Agreement, the adequacy of which is hereby acknowledged, Tipperary and Kerr-McGee hereby agree as follows:

1.    The Prospects

1.1    Prospects and Leases.    The * Prospect consists of all of Tipperary’s oil and gas leasehold and associated interests lying within * (consisting of fifteen townships), * Counties, Colorado, as of the Effective Date. The * Prospect consists of all of Tipperary’s oil and gas leasehold and associated interests lying within * (consisting of twenty-four townships), * Counties, Colorado, as of the Effective Date. In addition to Tipperary’s leasehold interests, the Prospects include any and all fee mineral interests, options, farmins and other contract rights, easements, servitudes, permits, licenses, geological or geophysical data owned or possessed by Tipperary on the Effective Date relating the to Prospects, but only to the extent Tipperary has the right to sell, assign, and convey an interest therein. Exhibit A hereto is a lease schedule

*  Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

identifying the oil and gas leases to be assigned to Kerr-McGee pursuant to the terms hereof (the “Leases”), and Exhibit B hereto is a map depicting the outline of the Prospects. The Leases shall also include any additional leases inadvertently omitted from Exhibit A or otherwise acquired by Tipperary or its agents within the Prospects at any time prior to Closing (hereinafter defined), and they shall also be subject to this Agreement.

2.    Transfer of the Prospects and the Leases

2.1    Assignment to Kerr-McGee.    At Closing, effective as of the Effective Date, and subject to the terms hereof, including the overriding royalty interest to be reserved by Tipperary, Tipperary agrees to sell, convey and assign an undivided 75% of its entire right, title and interest in the * Prospect and an undivided 80% of its entire right, title and interest in the * Prospect to Kerr-McGee, and Kerr-McGee agrees to buy and accept the same, upon the payment of the Purchase Price described below. Tipperary shall warrant and defend the title to the Leases against every person whomsoever lawfully claiming the same, or any part thereof, by, through or under Tipperary, but not otherwise; provided however, there is hereby excluded from such warranty the overriding royalty interests provided for in Section 2.2 which Tipperary has conveyed prior to the Closing.

2.2    Conveyance of Override by Tipperary.    In accepting the assignment of the above stated interests, Kerr-McGee acknowledges that Tipperary has made two assignments of overriding royalty interests on all oil, gas, other hydrocarbons, and all other minerals produced, saved, and sold from, or attributable to the Leases. Said overriding royalty interest assignments total 2.5% over and above the landowner royalty provided for in the Leases; provided, however, that in no event shall the net revenue interest to be delivered to Kerr-McGee be less than a proportionate 80.83%.

3.    Purchase Price

3.1    Purchase Price.    Subject to any adjustments for title matters as set forth below, the total purchase price (“Purchase Price”) to be paid to Tipperary by Kerr-McGee for both Prospects is FOUR MILLION, EIGHT HUNDRED THOUSAND DOLLARS (US $4,800,000). The Purchase Price shall be paid in full by wire transfer, to an account designated by Tipperary, at Closing. As between the two Prospects, the Purchase Price has been allocated to the * Prospect ($ * ) and * Prospect ($ * ).

4.    Closing

4.1    Closing.    The closing of the transaction that is the subject of this Agreement shall take place at the offices of Tipperary on Wednesday, November 27, 2002, at 10:00 a.m.

*  Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

5.    Title Review

5.1    Right to Review Title.    Kerr-McGee acknowledges it has been given the opportunity to conduct such due diligence investigation and review of Tipperary’s title, lease and contract files as it deems necessary or desirable and Tipperary has fully cooperated with and facilitated that investigation and review by making such files and any other related materials in its possession available to Kerr-McGee. Until the Closing, Kerr-McGee shall continue to have the opportunity to conduct such due diligence investigation and review, and Tipperary shall fully cooperate with Kerr-McGee by continuing to make such files and any other related materials in its possession available to Kerr-McGee.

5.2    Pre-Closing Title Objections.    (a)    If Kerr-McGee determines, in the course of its due diligence review prior to Closing, that there are substantial and material title defects cumulatively affecting greater than ten percent (10%) of Tipperary’s net leasehold interests covered by the Leases in either or both of the Prospects, Kerr-McGee shall have the right to terminate this Agreement as to such Prospect(s) without further obligation by or to either party as to such Prospect(s), by providing written notice to Tipperary so that it is received by Tipperary prior to Closing. Any notice given by Kerr-McGee under this Section that is not received by Tipperary until after Closing shall be ineffective, the same as if not given, and Kerr-McGee shall have no further rights under this Section 5.2. If Kerr-McGee terminates this Agreement as to both Prospects, then this Agreement shall be considered to have terminated in its entirety. If Kerr McGee terminates this Agreement as to only one Prospect, then the provisions of this Agreement relating to such terminated Prospect (including the provisions of Sections 6.1 and 6.2) shall no longer be applicable to such Prospect.

(b)    For the purposes of this Agreement, “substantial and material title defects” means Tipperary does not have good or marketable title to such leasehold interest, as based on the opinion of an oil and gas attorney licensed in Colorado or on the opinion of a landman reasonably acceptable to Tipperary; provided further, that in order to assert a substantial and material title defect, Kerr-McGee must provide Tipperary with: (i) a reasonably adequate description of all material matters resulting in the asserted defect, (ii) the attorney’s opinion or landman’s report on which it is based, and (iii) any documents supporting said opinion.

(c)    In the event this Agreement is terminated for title objections as to only one of the two Prospects, the Closing shall occur as to the other Prospect pursuant to the terms hereof and the Purchase Price shall be reduced to that portion of the total Purchase Price allocated to the relevant Prospect in Section 3.

5.3    Post-Closing Title Objections.    Kerr-McGee shall have sixty (60) days following Closing in which to raise or assert any substantial and material title defects affecting the net leasehold interests covered by the Leases. If Kerr-McGee determines, in the course of its due diligence during said 60 days, that there are substantial and material title defects cumulatively affecting greater than five percent (5%) of Tipperary’s net leasehold interests covered by the Leases in either or both of the Prospects, it shall promptly provide written notice to Tipperary, including the information described in Section 5.2(b). A failure to give such notice so that it is received by Tipperary within such 60 days shall be ineffective, the same as if not given, and Kerr-McGee shall have no further rights under this Section. Upon receipt of such notice,

Tipperary shall have the option of either curing the title defect(s) (in which case Kerr-McGee may not unreasonably reject the curative work), or refunding a portion of the Purchase Price. If Tipperary undertakes to cure the title defect(s), it must accomplish such, if at all, within 30 days following receipt of Kerr-McGee’s written notice of the title defect. If Tipperary elects to refund a portion of the Purchase Price because it declines or is unable to cure the relevant title defect(s), then: (a) such refund shall be on the basis of Twenty-five Dollars ($25.00) per leasehold acre (net to Kerr-McGee) affected by the defect, and (b) Kerr-McGee shall reassign to Tipperary, by special warranty assignment, all of its interest in the lands as to which the refund is made. Any such refunded Purchase Price amount shall be payable by Tipperary within thirty (30) days following its receipt of Kerr-McGee’s written notice of the title defect, and Kerr-McGee shall deliver the reassignment to Tipperary at the time Tipperary pays such amounts to Kerr-McGee.

6.    Initial Exploration and Subsequent Operations

6.1    Seismic and Drilling Commitment.    (a) The parties shall acquire by purchase or original survey a total of Six Hundred Thousand Dollars ($600,000) worth of seismic data in each of the two Prospects; provided that any new seismic surveys may be for the purpose of acquiring 2D or 3D data. The parties shall also drill and complete or abandon a minimum of ten (10) wells in each of the two Prospects (which wells are sometimes herein referred to as “commitment wells”). Kerr-McGee shall be operator with respect to the seismic operations and the commitment wells, subject to the terms of the Operating Agreement, which gives Tipperary, as non-operator, the right to propose and drill a commitment well. Subject to the other provisions hereof, each party is unconditionally obligated to participate for its proportionate share of the costs of acquiring the seismic data and of drilling the 20 commitment wells (ten in each Prospect).

(b)    (i)    Kerr-McGee represents and covenants to Tipperary that it wants to, and will, explore the Prospects in a prudent and diligent manner. Said representation is material to inducing Tipperary to enter into this Agreement. Kerr-McGee shall promptly notify Tipperary when it begins acquiring seismic data in either Prospect.

(ii)    If Tipperary fails to participate for its proportionate share of the costs of any of the foregoing required seismic operations (up to a $120,000 cap in the * Prospect and $150,000 cap in the * Prospect), which participation is a material part of the consideration to be received by Kerr-McGee under this Agreement, it shall: (A) be liable for and pay to Kerr-McGee liquidated damages in the amount of $367,500, less any sums previously paid by Tipperary toward its share of the costs of such seismic operations, and (B) forfeit and surrender to Kerr-McGee all of its right, title and interest in six (6) of the commitment well locations to be selected by Kerr-McGee within the Prospect(s) for which the seismic participation commitment was not complied with, as well as the spacing units for such wells and the eight off-set spacing units surrounding each well location. The failure, refusal or inability of Tipperary to comply with its financial commitment regarding the acquisition of seismic data, and the resulting forfeiture of interests in the relevant Prospect shall have no bearing on Tipperary’s separate and distinct obligation to participate in the ten (10) commitment wells in such Prospect(s).

*  Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

(c)    If Tipperary fails to participate for its proportionate share of costs in the drilling of any of the 20 commitment wells (10 in each Prospect), it shall forfeit and surrender to Kerr-McGee all of its right, title and interest in such well(s), the spacing unit for the well(s), and the eight (8) off-set spacing units surrounding such well(s).

(d)    Any forfeiture of interest by a party pursuant to this Section shall require the delivery of a recordable assignment of the affected interests to the other party within thirty (30) days of such other party’s written request and any such assignment shall be warranted to be free and clear of all liens, claims, burdens and encumbrances created by, through or under the assigning party.

(e)    Upon completion of the required seismic operations and the drilling of the 20 commitment wells, all subsequent operations, and the parties’ respective elections regarding participation therein, shall be governed by the Operating Agreement described below in Section 6.3.

6.2    Area of Mutual Interest.    (a)    There is hereby created two separate areas of mutual interest (“AMI”), one for each of the two Prospects. The AMI for the * Prospect shall consist of the * townships *, and the AMI for the * Prospect shall consist of the * townships *. The AMIs shall remain in force from the Effective Date through December 31, 2004. During the term of the AMIs, if either party (the “Acquiring Party”), acquires an interest in any oil and gas lease or any unleased mineral interest therein (“Oil and Gas Interest”), the Acquiring Party shall advise the other party (“Offeree”) of such acquisition within fifteen (15) days of such acquisition. In such event, the Offeree shall have the right to acquire the following proportionate interests in such Oil and Gas Interest in accordance with the other provisions of this Agreement:

* Prospect AMI

Tipperary	25%
Kerr-McGee	75%

* Prospect AMI

Tipperary	20%
Kerr-McGee	80%

(b)    An interest shall be deemed to have been acquired at the time the Acquiring Party entered into the contract (oral or written) or instrument that gave rise to the interest. Consistent with the foregoing, for interests in the nature of options, purchase contracts, farmout agreements, or other contractual rights to acquire an interest, the date such interest was acquired shall be the date the party entered into the contract, which may or may not differ from its effective date.

*  Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

(c)    (i)    The notice of acquisition shall include: (A) a copy of all instruments in the possession of the Acquiring Party relating to the acquisition, including copies of the leases, evidence of rental payments, assignments, subleases or other contracts affecting the Oil and Gas Interest, (B) an explanation of the basis for the acquisition, including any geologic, engineering or geophysical data relating to the Oil and Gas Interest, (C) a description of the lands and minerals covered thereby, (D) an itemized statement of the actual costs and expenses incurred in acquiring such Oil and Gas Interest, excluding, however, costs and expenses of its own personnel (“Acquisition Costs”), and (E) any and all other information in its possession, under its control, or reasonably available to it regarding the acquisition.

(ii)    The Acquiring Party shall also: (A) promptly provide the other party with any information it subsequently acquires regarding the acquisition, and (B) be deemed to have warranted and represented that to the best of its knowledge, information, and belief, it has provided under this subsection (ii) and under subsection (i) all such information in its possession, under its control, or reasonably available to it.

(d)    The Offeree shall have fifteen (15) days after receipt of the notice (including the information specified in subsection (c)(i)) within which to furnish the Acquiring Party written notice of its election to acquire the offered Oil and Gas Interest. If the Acquiring Party does not receive written notice of the election from the Offeree to acquire the Oil and Gas Interest within the fifteen (15) day period, such failure shall constitute an election by said Offeree not to acquire the Oil and Gas Interest and said Offeree shall have no interest therein, and the Acquiring Party shall have the right to retain the entire Oil and Gas Interest.

(e)    If the Offeree elects to acquire the Oil and Gas Interest, the Acquiring Party shall invoice the Offeree for its proportionate share of the Acquisition Costs. The Offeree shall immediately reimburse the Acquiring Party for the Acquisition Costs as reflected by the invoice. Upon receipt of such reimbursement, the Acquiring Party shall execute and deliver a special warranty assignment to the Offeree conveying the Oil and Gas Interest free and clear of all overrides or other burdens created by or under the Acquiring Party. The assignment shall be made and accepted subject to, and the Offeree shall expressly assume its portion of all of the obligations relating to the Oil and Gas Interest.

(f)    If any Oil and Gas Interest covers lands both within and outside one of the AMIs, then for the purposes of this Agreement, it shall be deemed that all of the interest so acquired is within the relevant AMI.

(g)    Annual rentals or delay rentals due on any Oil and Gas Interest in which the Offeree acquired an interest hereunder shall be paid by the operator under and pursuant to the Operating Agreement. There shall be no liability to the Acquiring Party for failure to properly pay any rentals provided for herein.

6.3    Operating Agreement.    Concurrently with the execution of this Agreement, the parties are executing a 1989 AAPL Model Form Operating Agreement attached hereto as Exhibit C. The Operating Agreement shall be effective as of the Effective Date. In the event of any inconsistency between this Agreement and the Operating Agreement, this Agreement shall control.

7.    Representations, Warranties, and Covenants of Parties

Each party represents, warrants, and covenants to the other that to the best of its knowledge on the date hereof and as of the date of Closing:

7.1    Organization and Good Standing.    It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, as first set out above; has all requisite corporate power and authority to own an interest in the Leases; and is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the Prospects are located.

7.2    Corporate Authority: Authorization of Agreement.    It has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. Its execution and delivery of this Agreement, its performance of all of the covenants to be performed by it, and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

7.3    No Violations.    Its execution and delivery of this Agreement does not, and the fulfillment and compliance with the terms hereof and the consummation of the transactions contemplated herein, will not:

(a)    Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of its certificate of incorporation or bylaws;

(b)    Violate any provision of, or require any filing, consent or approval under any law applicable to or binding upon it (assuming receipt of all consents and approvals of governmental entities customarily obtained subsequent to the transfers of title);

(c)    Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which it is a party or by which it is bound or (ii) any applicable federal, state, and local laws, rules, regulations, ordinances, orders, permits, judgments, or decrees (“Laws”); or

(d)    Result in the creation or imposition of any lien or encumbrance upon the Prospects or the Leases.

7.4    Litigation.    There is no action, suit or proceeding pending against it which could have a material adverse effect on the value or operation of the Prospects or that could prevent the consummation of the transaction contemplated by this Agreement.

7.5    Bankruptcy.    There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against it.

7.6    Brokers.    It has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement, for which the other party will have any responsibility.

7.7    Third Party Rights.    There are no existing agreements, options, commitments or preferential purchase rights with, to or in any third party to acquire any of its interests in any portion of the Prospects, and it does not require any consent or approval of third-parties or governmental agencies to enter this Agreement or to consummate the transactions contemplated herein.

7.8    Environmental Compliance.    It has been and is in compliance in all material respects with all applicable environmental laws, rules and regulations of any governmental entity having jurisdiction and relating to the Prospects.

(b)    It is not subject to any actual or potential proceeding under any environmental law, rule or regulation with respect to the Prospects.

7.9    Indemnification.    It shall protect, defend, indemnify, and hold harmless the other party and its affiliates, and their employees, agents, successors and assigns, from and with respect to any and all rights, claims, demands, causes of action, and legal, administrative, or arbitration proceedings, of any and every nature (collectively, “Claims”), and injuries, deaths, damages, and obligations of any and every nature resulting from or that gave rise to any Claim, including liabilities, losses, costs, penalties, expenses, judgments, fines, settlements, interest, reasonable attorney’s fees, and other related expenses of any nature (collectively, “Damages”) resulting from a breach of its warranties, representations, or covenants herein; provided however, Damages shall not include special, consequential, incidental, or punitive damages.

8.    Tipperary’s Representations, Warranties, and Covenants

Tipperary represents, warrants, and covenants that to the best of its knowledge on the date hereof and as of the date of Closing:

8.1    Absence of Certain Changes.    There has not been without Kerr-McGee’s prior written consent:

(a)    A sale, lease or other disposition of any part of the Prospects, other than in the ordinary course of business and other than the overriding royalties provided for in Section 2.2;

(b)    A mortgage, pledge or grant of a lien or security interest in any of the Prospects; or

(c)    A contract or commitment to do any of the foregoing.

8.2    Lease Maintenance Costs, and Compliance with Contracts and Leases.    All amounts required to maintain the Leases in full force and effect have been fully paid and discharged by Tipperary; it has complied with all material terms of the Leases; and there are no material breaches of the terms of the Leases or of any contracts or agreements affecting the Prospects which would have an adverse effect on the value of the Prospects to Kerr-McGee and which have not been disclosed to Kerr-McGee in writing; provided however, that the provisions of this Section terminate sixty (60) days after Closing.

8.3    Compliance with Laws.    The Leases have been acquired, owned, used and possessed in compliance with all applicable Laws. Tipperary has not violated or received notice of probable violation of any regulations, rules or orders promulgated by any federal, state or local regulatory agency or governmental authority which, if adversely decided, would have a material adverse effect on the ownership or operation of the Leases, or the revenues attributable thereto.

8.4    Taxes.    All taxes assessed against the Leases and due and payable before Closing have been paid. There are no pending, or to Tipperary’s knowledge, threatened tax audits relating to the Leases.

8.5    Pre-Closing.    From the date hereof until Closing, without first obtaining the consent of Kerr-McGee, which shall not be unreasonably withheld, Tipperary will not:

(a)    Waive any right of material value relating to the Prospects or the Leases, other than in the ordinary course of business;

(b)    Convey, encumber, mortgage, pledge or dispose of any part of or interest in the Prospects other than in the ordinary course of business;

(c)    Enter into, modify or terminate any contracts relating to the Prospects or Leases, other than in the ordinary course of business; or

(d)    Contract or commit itself to do any of the foregoing.

8.6    Records.    Within thirty (30) days after Closing, Tipperary shall furnish originals of all files, records, accounts, maps and other materials in its possession relating to the Prospects to Kerr-McGee.

9.    Disclaimer of Warranties, Representations, and Covenants

9.1    Disclaimer of Warranties, Representations, and Covenants.    (a)    WITH RESPECT TO THE LEASES, PROSPECTS, THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, TIPPERARY’S WARRANTIES AND REPRESENTATIONS AS EXPRESSLY SET OUT IN SECTIONS 2, 7 AND 8 ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND TIPPERARY DISCLAIMS ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.

(b)    CONSISTENT WITH AND NOT AS A LIMITATION ON SUBSECTION (a), AND EXCLUSIVE OF TIPPERARY’S SPECIAL WARRANTY OF TITLE TO THE LEASES, THE UNDIVIDED INTEREST IN THE LEASES AND PROSPECTS SHALL BE PURCHASED, SOLD, AND CONVEYED “AS IS, WHERE IS”, WITHOUT ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO:

(i)    THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, AND OTHER FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE LEASES OR PROSPECTS;

(ii)    ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN;

(iii)    ANY AND ALL IMPLIED WARRANTIES, REPRESENTATIONS, OR COVENANTS EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT; AND

(iv)    EXCEPT AS PROVIDED OTHERWISE IN SUBSECTION (a), WITHOUT ANY OTHER WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.

(c)    CONSISTENT WITH BUT NOT AS A LIMITATION ON SUBSECTIONS (a) AND (b):

(i)    TIPPERARY WILL BE SELLING AND KERR-McGEE WILL BE BUYING THE UNDIVIDED INTEREST IN THE LEASES AND PROSPECTS WITH ALL DEFECTS AND FAULTS (LATENT OR APPARENT) AND KERR-McGEE ASSUMES THE RISK THAT ADVERSE PAST, PRESENT OR FUTURE PHYSICAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATIONS, AND

(ii)    TIPPERARY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR OTHER MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO KERR-McGEE IN CONNECTION HEREWITH, INCLUDING PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE LEASES OR PROSPECTS TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE LEASES OR PROSPECTS OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO ASSIGNEE BY OR ON BEHALF OF TIPPERARY.

10.    Kerr-McGee’s Representations, Warranties, and Covenants

10.1    Experienced Purchaser.    Kerr-McGee represents, warrants, and covenants that it is a knowledgeable and experienced purchaser, owner and operator of oil and gas properties, has the ability to evaluate oil and gas properties, and has been given the opportunity to investigate, evaluate, and perform a due diligence investigation regarding the status and condition of the Leases to the extent it deems necessary or appropriate and is acquiring the Leases based solely upon its own investigation and evaluation and for its own account, and not with a view to or the intent to make a resale or distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a resale or distribution thereof in violation of any other applicable securities laws.

11.    Conditions Precedent to Closing

11.1    Conditions Precedent to Tipperary’s Obligation to Close.    Tipperary shall not be obligated to consummate the assignment of an interest in the Leases and Prospects as herein provided unless the following conditions precedent have been satisfied by the Closing or have been waived by Tipperary:

(a)    All representations and warranties of Kerr-McGee contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

(b)    Kerr-McGee shall have complied in all material respects with all covenants contained in this Agreement to be performed or complied with by Kerr-McGee on or prior to the Closing.

11.2    Conditions Precedent to Kerr-McGee’s Obligation to Close.    Kerr-McGee shall be obligated to consummate the acquisition of an interest in the Leases and Prospects as herein provided unless the following conditions precedent have been satisfied by the Closing or have been waived by Kerr-McGee:

(a)    All representations and warranties of Tipperary contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

(b)    Tipperary shall have complied in all material respects with all covenants contained in this Agreement to be performed or complied with by Tipperary on or prior to the Closing.

11.3    Conditions Precedent to Obligation of Each Party.    Neither party shall be obligated to consummate the sale and purchase of an interest in the Leases and Prospects as contemplated in this Agreement unless the following conditions precedent have been satisfied or have been waived by the Closing:

(a)    No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement; and

(b)    All consents and approvals, if any, whether required contractually or by applicable Law, or otherwise necessary for the execution, delivery and performance of this Agreement by Tipperary (except for consents and approvals of governmental entities customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to Kerr-McGee by the Closing and shall not have been withdrawn or revoked;

12.    Termination

12.1    Grounds for Termination.    This Agreement may be terminated at any time prior to Closing:

(a)    By either party if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

(b)    By Kerr-McGee pursuant to Section 5.2;

(c)    Notwithstanding anything contained in this Agreement to the contrary, by Tipperary if Closing shall not have occurred by December 5, 2002; or

(d)    If and as otherwise expressly provided in this Agreement.

12.2    Effect of Termination.    If this Agreement is terminated in accordance with Section 12.1, such termination shall be without liability of either party, unless this Agreement expressly provides a party with rights in the event of termination and each party shall return to the party which owns or is otherwise entitled thereto all books, records, maps, files, papers and other property in such party’s possession relating to the transaction contemplated by this Agreement.

12.3    Dispute over Right to Terminate.    (a) If there is a dispute between the parties over either party’s right to terminate this Agreement under subsections (a), (b) or (d) of Section 12.1, Closing shall not occur as scheduled. The party disputing the other party’s right to terminate may initiate arbitration proceedings in accordance with this Section 12.3, subsection (b) within thirty (30) days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding. If the party disputing the right of termination does not initiate arbitration to resolve the dispute within said 30 days, such party shall be deemed to have forever waived its right to object to such termination.

(b)    Any dispute arising under subsection (a) shall be referred to and resolved by binding arbitration in Denver, Colorado, by three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association(“AAA”); and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this subsection and any statute or regulations, this subsection shall control. If arbitration is initiated within the 30 days specified in subsection (a), the party initiating the arbitration (“Claimant”) shall give notice or arbitration to the other party and to the Denver Regional Office of the AAA, Attention: Regional Vice President. The notice shall note that the Claimant elects to refer the dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The other party (“Respondent”) shall notify the Claimant and the AAA within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the AAA). Each party shall pay the compensation and expenses of the arbitrator named by or for it, and Tipperary and Kerr-McGee shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitration award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. The findings of the arbitration shall be limited solely to determining whether or not a right to terminate exists.

13.    Miscellaneous

13.1    Notices.    All notices and other communications hereunder must be in writing and sent by U.S. mail, addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, courier, or facsimile, on the date of delivery if delivered on or before 4:30 p.m. on such day; otherwise, it shall be deemed to have been delivered on the next business day following delivery, and (ii) if solely by mail, on actual receipt. Each party may change its address by notifying the other party in writing.

If to Tipperary:

Tipperary Oil & Gas Corporation
633 17th Street, Suite 1550
Denver, CO 80202
Attention: David L. Bradshaw
President and Chief Executive Officer
Telephone No: (303) 293-9379
Facsimile No.: (303) 292-3428

If to Kerr-McGee:

Kerr-McGee Rocky Mountain Corporation
1999 Broadway, Suite 3600
Denver, CO 80202
Attention:
Telephone No.: (303) 296-3600
Facsimile No.: (303) 296-3601

13.2    Conveyance Costs.    Kerr-McGee shall be solely responsible for filing and recording documents related to the transfer of the Leases and Prospects from Tipperary to Kerr-McGee and for all costs and fees associated therewith, including filing the assignment of the Leases with appropriate federal, state and local authorities as required by applicable law. Within thirty (30) days after Closing, Kerr-McGee shall furnish Tipperary with all recording data and evidence of all required filings.

13.3    IRS Section 1031 Like-Kind Exchange.    Each party consents to the other party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange. Such an assignment shall not trigger any preferential right or right of first refusal that may be held by the other party. However, Tipperary and Kerr-McGee acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not otherwise release either party from any of their respective liabilities and obligations to each other under the

Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange if that is determined to be desirable by either party.

13.4    * Agreement.    The parties believe that * (“ * ”) is the owner of significant oil and gas leasehold interests in the * Prospect area. In order to more efficiently explore and develop the * Prospect, the parties hereto agree to use their best efforts to negotiate and conclude an acceptable agreement with * providing for the joint and cooperative exploration and development of that area. Acknowledging that neither party shall be obligated to enter an agreement with * that it deems unacceptable, the parties shall nonetheless diligently negotiate in good faith to conclude an agreement with * regarding joint operations, exploration and other matters in the * Prospect. To the extent the parties are successful in that regard, that agreement or agreements with * shall preempt and supercede this Agreement to the extent there are conflicts between them. However, any matters provided for in this Agreement that are not specifically contradicted in a subsequent agreement with * shall remain fully effective and enforceable hereunder. By way of example, and not of limitation, an agreement with * shall have no bearing on Tipperary’s commitment under this Agreement to participate in certain seismic exploration and drilling operations as provided for hereunder.

13.5    Further Assurances.    Without further consideration, each party shall take such further actions and execute such further documents as may be reasonably requested by the other party in order to effectuate the purpose and intent of this Agreement. Consistent with the foregoing, from and after Closing, at the request of Tipperary but without further consideration, Kerr-McGee will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Tipperary reasonably may request to more effectively put Tipperary in possession of any property which was not intended by the parties to be conveyed to Kerr-McGee. From and after Closing, at the request of Kerr-McGee but without further consideration, Tipperary shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Kerr-McGee reasonably may request to more effectively put Kerr-McGee in possession of the Leases and Prospects. If any of the Prospects or Leases are incorrectly described, the description shall be corrected upon proof of the proper description.

13.6    Survival of Provisions; No Merger.    The parties’ respective covenants (including indemnification obligations) that are to be performed after the Closing or that may otherwise be applicable following the Closing, and the parties’ respective warranties and representations (and disclaimers of warranties, representations, and covenants), shall survive the Closing and shall not terminate or merge into any assignment or into any other document or instrument executed in connection herewith.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.

13.7    Entire Agreement; Amendment; and Waiver.    (a)  This Agreement, which includes any and all exhibits, contains the entire understanding and agreement of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including that certain letter agreement dated October 11, 2002 between the parties.

(b)    No amendment or modification to this Agreement shall be effective unless be in writing and signed by all parties. Consistent with but not as a limitation on the foregoing, any references in this Agreement to the parties attempting to agree, or unless otherwise agreed, or phrases of similar import, shall mean and require agreements reduced to writing.

(c)    No waiver by a party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

13.8    Severability.    If any provision of this Agreement is held to be invalid or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person affect the validity or enforceability of such provision with respect to any other person.

13.9    Successors and Assigns.    This Agreement shall not be assigned, either in whole or in part, without the consent of the other party. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Leases and Prospects.

13.10    Section and Other Headings; Construction.    (a)  The section and other headings contained in this Agreement are for reference only and have no legal significance.

(b)    The use of pronouns is generic and they shall mean any gender as appropriate. The terms “include”, “including,” or similar terminology shall be construed as meaning without limitation as to the nature or scope of the referenced matters, whether similar or dissimilar to the referenced matters. The terms “herein” or “hereof,” or similar terminology, shall be construed as referring to this Agreement rather than only the section in which such term appears. References to subsections shall refer to the section or subsection in which they appear, unless otherwise noted. This Agreement shall be deemed to have been drafted by both parties, and therefore the rule against construing ambiguities against the party drafting a contract shall be inapplicable to this Agreement.

13.11    Governing Law.    This Agreement shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

13.12    No Partnership.    It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

13.13    Public Announcements.    Neither Tipperary nor Kerr-McGee shall issue any publicity or press release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other, unless, in the written opinion of a party’s legal counsel such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange.

13.14    No Third Party Beneficiaries.    Nothing contained in this Agreement shall entitle anyone other than Tipperary or Kerr-McGee or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

13.15    Conspicuousness of Provisions.    The parties acknowledge that the provisions contained in this Agreement that are set out in all capitals satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

13.16    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

13.17    No Recording.    This Agreement shall not be recorded by either party without the prior consent of the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

TIPPERARY OIL & GAS CORPORATION		KERR-McGEE ROCKY MOUNTAIN

By:	/s/ DAVID L. BRADSHAW	By:	/s/ JANET W. PASQUE
Name:	David L. Bradshaw	Name:	Janet W. Pasque
Its:	President and CEO	Its:	Vice President

EXHIBIT A

[Exhibit A (representing 88 pages) has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.]

EXHIBIT B

[Exhibit B (representing 1 page) has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities Exchange Commission.]